EXHIBIT 10.6

HAYDEN IR

INVESTOR RELATIONS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement is made by and between Information Systems Associates, Inc. (OTC Markets: IOSA) (Hereinafter referred to as the “Company” or IIIOSN’), and Hayden IR and Stratcon Partners (hereinafter referred to as the "Consultant" or "HIR").

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise} and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant's knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement. IOSA is entering this agreement with the understanding that Stephen Hart will be the Company's primary interface and that any change in this must be approved by IOSA in advance.

Program Objectives:

The program is designed to achieve these results through numerous activities as described below in Sections II and III:

•

Increase trading volume

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Increase contact with institutional investors.

•

Secure additional Sell-Side analyst research coverage.

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Increase participation in investor conferences, including those sponsored by investment banks.

NOW, THEREFORE, in consideration of their mutual) agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below the parties agree as follows:

I.

CONSULTING SERVICES

1.1

HIR agrees that for a period of twelve (l2) months commencing on June l, 2013, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company about the various industries and businesses in which IOSA is engaged, financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company's business about which HIR has knowledge or expertise.

1.2

HIR shall render services to the Company as an independent contractor, and not as an employee. An services rendered by HIR on behalf of the Company shall be performed to the best of IHR's ability in concert with the overall business plan of the Company and the goals and objectives of the Company's management and Board of Directors.

II.

SCOPE OF SERVICES/PROGRAMS/ACTIVITIES:

IUR will develop, implement, and maintain an ongoing stock market support system for IOSA through a coordinated program of proactive telephone and non-deal roadshow campaigns to expand awareness among all appropriate members of the investment community, including stockbrokers, analysts, and micro-cap portfolio/fund managers. The program will be predicated on accurate, deliberate and direct disclosure and information flow from the Company and dissemination to the appropriate investor audiences; we will expand your shareholder base by marketing to the buyside directly as well as by marketing to the sellside and pursuing research coverage as appropriate. Key information to be articulated to the investing public includes:

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A better understanding of the core growth opportunities and key drivers for the end-market being addressed;

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The extent of the Company's growth plans, capital requirements, and operating leverage;

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Establishing and articulating the key operating} growths and valuation metrics that investors/shareholders should focus on to judge future performance. Answering the question, "why should an investor invest in IOSA?

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Differentiating IOSA from other product and service providers addressing the asset management, inventory and data collection for the data center.

1.

PROFESSIONAL INVESTMENT COMMUNITY AWARENESS

A.

Conference calls/meetings arranged by HJR with JOSA in select cities (and at compatible times) with executive management at IOSA. Target cities shall include New York, Boston, Baltimore/Washington Metropolitan area, Philadelphia, Greenwich/Stamford, Dallas, Houston, St. Louis, Denver) Atlanta, Phoenix/Scottsdale, Chicago, Minneapolis, Milwaukee, Southern California, San Francisco, and other select cities that express interest. Hayden has particular strength in securing investor meetings beyond the traditional tier-1 markets such as New York and Boston, and expects to focus initial efforts on those other markets. Our mutual goal is to optimize when and where possible a mix of approximately five to eight meetings in a single day and to combine contacts when possible to maximize "throughput." HIR at a minimum will commit to executing two (2) days of road shows per quarter. In addition to formal "road shows” we will set up teleconference calls for management with interested investors per management's availability as we find interest in-between/outside of road shows.

B.

All interested parties will be continually updated of the Company’s progress via phone conversations and through our fax/e-mail list for news releases.

C.

HIR will screen all investment firms for upcoming financial conferences, which would be appropriate for IOSA. HIR will work through the proper channels with the goal of receiving invitations for management to present at those conferences which are relevant.

2.

SHAREHOLDER COMMUNICATIONS

A.

On a regular basis HIR will contact known key shareholders, research analysts, and other prospective sources of capital markets support and gather perception feedback for IOSA executive management on their views and expectations of results, valuation, and management’s execution relative to expectations.

B.

HIR will open dialogue, expand and update a database of known and potential shareholders and keep key investors informed once material developments are reported.

C.

HIR will during the first 30 days of this agreement undertake an analysis of IOSA 's financials and an operating metrics in detail and keep updated on these metrics allowing interactions with new and current investors and articulating the necessary information to assist professionals in completing their due diligence.

D.

HIR shall handle investor requests for timely information fulfillment via the telephone and email. HIR will have a knowledgeable senior professional available during market hours to field and respond to all investor inquiries and update the shareholder database accordingly. This is a time intensive service that allows management to focus on executing while showing the Company is shareholder friendly and proactive in its communication efforts.

E.

HIR will at the minimum provide same day fulfillment for all investor package requests received prior to 4 p.m., EST with next day fulfillment received after such time. Fulfillment will be provided electronically where possible and HIR will work with IOSA in developing any and all either printed or electronically developed approved investor materials.

F.

HIR shall assist IOSA with quarterly conference calls to accompany the release of quarterly and annual financial results. HJR will assist with scripting these calls and monitoring the continuity to ensure a smooth roll-out for investors. HIR will further assist IOSA in working with third parties to facilitate any recorded and printed transcripts and 8-K filings as part of IOSA regulatory filing requirements.

3.

THE FINANCIAL PRESS

HIR will assist executive management in drafting and supporting IOSA in delivering complete press releases on all material events as deemed by the Company to the investing public. Executive Management and corporate counsel, when required by IOSA’s press release policy and procedures, will approve all press releases before they are sent to the wire. We have negotiated volume discounts with a top-tier wire service vendor and shall pass through those significantly discounted pricing plans on a wide range of services to IOSA. At Company's discretion, HIR will disseminate news releases through a Broadcast Fax and/or electronic mail (e-mail) to our established database of financial professionals including: special situation analysts, brokers) fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in IOSA.

4.

PUBLIC MARKET INSIGHT

Paramount to our collective efforts, HIR will discuss with executive management the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market. HIR has the capability to help assess acquisition candidates, discuss the financial impacts, in addition to the longer term implications. We will assist executive management in understanding the life cycle of the financial markets and how IOSA is impacted directly and indirectly by different variables. The Team at HIR leverages its collective expertise gained through representing over 200 public companies to help our clients understand expectations, valuations, perceptions, and investment methodologies utilized by investment professionals. We believe this consulting aspect of our business is extremely valuable for management to optimize key opportunities and to avoid pitfalls.

III.

INITIAL MARKETING OUTLOOK & DETAILED AGENDA

FIRST 30 DAYS

A.

 HIR shall undertake due diligence of IOSA to gain a deep understanding of the Company. The due diligence shall include a review of the overall company, including an interview with key executive management with a goal of developing an understanding and analysis of the Company's operations, business plans, financial forecasts, capital expenditure needs and cash flow projections, in addition to any acquisition and expansion plans. HIR shall on a continuing basis keep itself aware through analysis and discussion with executive management the key developments and progress of the financial progress of the Company.

B.

HIR shall create a two-page Corporate Profile, which clearly articulates the current business and financial position, as well as the strategy for future growth. This is an important marketing piece for investors to quickly learn about the company. This shall be updated each month at the minimum. In the event of a material event this shall be updated at the time of public disclosure.

C.

HIR shall review, consult, and if needed edit IOSA’s Investor PowerPoint presentation. HIR will incorporate research and feedback from conversations and meetings to improve the Investor PowerPoint and message delivery. This shall be updated at least once per quarter.

D.

HIR shall incorporate current investor list and past road show meetings into our data base in order to call through to alert as to new developments, gather feedback and engage.

E.

HIR will initiate an outreach program targeting key investment professionals that will result in arranging conference calls and face-to-face investor meetings for management with such targeted investment professionals. F. HIR will initiate the introduction of IOSA through an outreach program to investment professionals in conjunction with IOSA executive management.

G.

HIR shall in conjunction with (IOSA executive management identify key conferences for 2013.

MONTH 2

A.

HIR will where and when possible formalize a press release calendar for the coming three months with an emphasis on integrating and optimizing said releases into coherent and strategic themes. HIR supported by IOSA executive management shall create, edit and release accordingly.

B.

HIR shall continue to make introductions, augment, and expand its outreach program to Investment professionals while seeding and confirming meetings for road shows.

C.

HIR shall continue to target bankers, brokers, micro-cap fund managers, buy and sell side analysts, and very high net worth investors that follow companies with a similar sector-focus or financial profile as IOSA for introductions. HIR shall on an ongoing basis continue this process so long as a relationship exists by and between HIR and IOSA.

D.

Execute first road show or conference if already scheduled.

MONTH 3

A.

HIR shall continue to make additional introductions for investment professionals on behalf of the Company.

B.

HIR shall follow-up and assist with due diligence efforts to convert introductions to potential new shareholders. Schedule conference calls if necessary and establish a pipeline of interest for next quarterly road show.

C.

HIR shall update the database to ensure that all press releases are being e-mailed to all interested professionals. This includes the input of notes to keep track of all investor correspondence and reminder calls to all investor prior to earnings conference calls.

D.

HIR shall execute in conjunction with executive management a two-day road show consisting of not less than five one-on-one and/or group meetings with qualified investment professionals. (During the meetings and/or conference calls a member of HIR will be available to facilitate the correspondence and assist with due diligence). Management will be provided with a summary of feedback including HIR’s suggestions for improvements on both the context and delivery of the company’s investment thesis and strategic positioning.

A.

HIR shall target brokerage firms who hold conferences which would be applicable for IOSA; establish a goal of having management present in at least two new investor conferences during the twelve month period. We will also seek to have the Company be included in "sell side" sponsored investor tours in the U.S.

B.

HIR shall target newsletter editors and publishers for a "Buy Recommendation". Focus on Business Publications for appropriate stories on IOSA’s products, competitive advantage and value proposition to investors.

C.

HIR shall book formal Road Shows each quarter, preferably just after earnings are released and try to tie these with participation in conferences, and positive news announcements.

D.

HIR shall schedule conference calls with interested investors outside of easy to reach cities.

HIR shall provide progress reports to senior management when appropriate to evaluate achievements and make changes to the plan where necessary. We schedule regular calls to update management on our efforts and download from management any corporate events. Many of the above items will occur simultaneously but certain items will have chronological priority over others. As IOSA evolves, the appropriate approach to the market will be incorporated into the agenda for optima] results.

IV.

CONTRACTUAL RELATIONSHIP

In performing services under this proposal, HIR shall operate as, and have the status of an independent contractor. HIR agrees that all information disclosed to it about the IOSA’s products, processes and services are the sole property of IOSA, and it will not assert any rights of any confidential or proprietary information or material, nor will it directly or indirectly, except as required in the conduct of its duties.

V.

TERM

This agreement shall remain in effect for a period commencing on (he Effective Date and terminating twelve months from the Effective Date of June I! 2013t with a six month (6) months cancelation from either party. In the event that HIR commits any material breach or violation of the provisions of a written Agreement between HIR and IOSA, then, the Company has the right to terminate its relationship with HIR any time during the Term. IOSA warrants that it will provide its best efforts in complying with HIR in the performance of its duties and obligations and to not unreasonably withhold information or access of IOSA's executive management which could cause HIR to not fulfill its duties under its obligations herewith.

VI.

COMPENSATION

Regarding compensation, it is our intention to propose parameters that are mutually acceptable to both (GSA and HIR in order to accomplish our collective mission. Based on a commitment of resources necessary to perform successfully on behalf of IOSA for a period of 12 months, Hayden IR proposes the following compensation terms:

Cash: Monthly consulting and services fee paid in advance of services each month to Hayden IR will be $3,000 per month; the initial payment due in cash by June 30, 2013; subsequent to the first monthly payment, IOSA has the option to pay in common shares valued at the lower of the trailing 5-day VWAP or the current bid price on the last day of each month. Shares to be issued within 60 days of the election.

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Restricted Stock: 4,500,000 common shares to be issued (as per provided instructions) at Effective Date of this agreement. No registration rights, sellable under Rule 144. No anti-dilution rights.

Expenses: Only expenses that would ordinarily be incurred by the Client will be billed back on a monthly basis. Applicable reimbursements would include: creation, printing and postage for investor packages, fees for newswire services, and fees for fax-broadcasting news releases. Any packages requiring additional photocopying/printing will be billed back to the Client at cost (with no mark-up). Any extraordinary items) such as broker lunch presentations) air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Client.

VII.

PRIOR RESTRICTION

HIR represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder HIR from performing the services on behalf of the Company that HIR is herein agreeing to perform. Neither HIR nor any consultant it utilizes in connection with the services provided to Company shall provide any representation to a competitor of Company during the term of this Agreement (including any extensions thereof) and for a period of one year thereafter.

VIII.

ASSIGNMENT

This Agreement is personal to HIR and may not be assigned in any way by HIR without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of HIR and upon the successors and assigns of the Company.

IX.

CONFIDENTIALITY

Except as required by law or court order, HIR will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to HIR or which hereinafter may become known to HIR and HIR shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of IOSA. For purposes of this Agreement, "trade secrets or confidential or proprietary information" includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

HIR shall return to Company all information and property of Company promptly upon termination or expiration of this Agreement. This includes but is not limited to, shareholder lists, investor packages, annual reports, annual budgets, and any other documentation that was generated by or for IOSA during our contractual engagement.

X.

GOVERNING LAW; VENUE; DEFAULT

10.1

This Agreement shall be governed by the laws of the state of Arizona, without regard to its conflict of law provisions. Any claim or controversy arising under or related to any of the provisions of this Agreement shall be brought only in the state or federal courts sitting in Arizona. Each of the parties hereto consents to the personal jurisdiction of the aforementioned courts and agrees not to raise any objection to the laying of venue therein including, without limitation, any claim of forum non convenience.

10.2

In the event that HJR commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel HIR to comply with, or restrain HIR from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare HIR in default hereunder and to terminate this Agreement and any further payments hereunder. HIR agrees to indemnify, hold harmless and defend the Company, its directors, officers, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees) incurred by any of them in connection with, as a result of and/or due to any actions or inactions and/or misstatements by HIR, its officers, agents and/or employees regarding and/or on behalf of the Company whether in connection with HIR's performance of its obligations and/or rendering of services pursuant to this Agreement or otherwise.

10.3

Since HIR must at all times rely upon the accuracy and completeness of information supplied to it by the Company's officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend HIR, its officers, agents, and employees at the Company's expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to HIR (or any material omission by the Company that caused such supplied information to be materially misleading).

XI.

SEVERABILITY AND REFORMATION

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

XII.

NOTICES

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at 819 SW Federal Highway, Suite 206, Stuart, FL 33490, and in the case of HIR be mailed to Hayden IR, 15879 N. 80th Street, Scottsdale, AZ 85260 and Stratcon Partners, 155 West 68th Street, #27E, New York, NY 10023.

XIII.

MISCELLANEOUS

13.1

This Agreement may not be amended) except by a written instrument signed and delivered by each of the parties hereto.

13.2

This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

13.3

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission or by e-mail delivery of a “.pdf" format data file shall be given the same legal force and effect as original signatures.

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

Hayden IR, LLC

By: _________________________

Mr. Brett Maas, Managing Partner

Stratcon Partners, LLC

By: _________________________

Mr. Hart, General Partner

Information Systems Associates, Inc.

By: _________________________

Mr. Adrian Goldfarb, President & COO